EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

2 August 2005

Shire Pharmaceuticals Group plc (the 'Company')

Notification of Grant of Options to Persons Discharging Managerial Responsibilities

The Company announces that on 1 August 2005 the following options were granted over ordinary shares of £0.05p each in the capital of the Company pursuant to the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (the 'Scheme') as follows:

1. Mr Michael Cola was granted options over 250,000 ordinary shares at an exercise price of £6.515 upon his joining the Company. Mr Cola is Executive Vice President for Global Therapeutic Area Business Units and a member of the Company's Executive Committee. The face value of the grant is approximately three times Mr Cola's base salary (which is the standard level of grant for new members of the Executive Committee) plus additional options to compensate Mr Cola for unvested shares and options in his former employer that he was unable to exercise when leaving that company.

2. Mr David Pendergast was granted options over 150,000 ordinary shares at an exercise price of £6.515 upon his joining the Company. Mr Pendergast was CEO of Transkaryotic Therapies, Inc which merged with Shire on 27 July 2005. Mr Pendergast has joined the Company and its Executive Committee as Executive Vice President and General Manager. The face value of the grant is approximately three times Mr Pendergast's base salary (the standard level of grant for new members of the Executive Committee) .

3. Ms Tatjana May was granted options over 20,000 shares at an exercise price of £12.57. These options were offered to Ms May when she joined the Company in 2001 but, due to an administrative error, were not formally granted to her.

All grants are subject to performance conditions under the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above